UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2016

CONNECTONE BANCORP, INC.
(Exact name of Company as specified in its charter)

New Jersey	001-11486	52-1273725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

301 Sylvan Avenue
Englewood Cliffs, New Jersey	07632
(Address of principal executive offices)	(Zip Code)

Company's telephone number, including area code: (201) 816-8900

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The Registrant announced the commencement of an offering of $35.0 million (or $40.25 million if the underwriters exercise their option to purchase additional shares in full) of shares of its common stock. The Registrant expects to use the net proceeds of the offering for general corporate purposes, which will include providing working capital to support additional opportunities for additional organic growth at its bank subsidiary, ConnectOne Bank. Keefe Bruyette & Woods, A Stifel Company and Raymond James & Associates, Inc. are serving as joint book running managers for the offering.

Separately, the Registrant announced that based upon continued weakness in the New York City taxi medallion market, the Registrant believes that the valuation of its impaired loans secured by New York City corporate medallions will likely substantially decline at December 31, 2016 from the September 30, 2016 valuation. Based upon the latest current information and conditions available to the Registrant, the Registrant believes that the reduction in the valuation will result in a substantial increase in the provision for loan losses recorded in the fourth quarter of 2016. Management currently estimates the additional provision will range from $18 million to $24 million on a pre-tax basis, and could result in the Registrant reporting a loss for the fourth quarter of 2016.

Based on the Registrant’s prior period methodology for determining specific reserves for the medallion portfolio, these additional reserves imply a per corporate medallion value range of approximately $500,000 to $550,000. The above mentioned additional provisions would bring the total provisioning related to the portfolio to approximately $31 million to $37 million, or approximately 30% to 36% of such portfolio.

Management is currently considering several actions with regard to the Registrant’s taxi medallion portfolio, including a sale of all or part of the portfolio, restructuring of individual loans, charge-offs, placing loans on non-accrual and other steps. A portion of the capital raised in the offering described above may be used to support any actions management may take with regard to the taxi medallion portfolio.

No assurance can be provided that the actual amount of the additional provision taken with regard to the medallion portfolio for the fourth quarter of 2016 will not be higher or lower than as reflected herein and thus, the loss that could be incurred by the Registrant for the fourth quarter may be greater or less than predicted.

On December 13, 2016, the Company issued a press release regarding the commencement of an underwritten public offering of shares of its common stock. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Forward-Looking Statements

This filing contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Registrant. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Registrant's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Registrant and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Registrant's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Registrant does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit

No.	Description
99.1	Press Release, dated December 13, 2016, regarding the commencement of an underwritten public offering of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTONE BANCORP, INC.
(Registrant)

Dated: December 13, 2016	By:	/s/	William S. Burns
WILLIAM S. BURNS
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit

No.	Description
99.1	Press Release, dated December 13, 2016, regarding the commencement of an underwritten public offering of common stock.